UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 26, 2004
Hana Biosciences, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50782	84-1588441
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Oyster Point Blvd., Ste. 215, South San Francisco, CA	94080
(Address of principal executive offices)	(Zip Code)

(650) 588-6404
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

o Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
o Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
o Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
o Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Effective as of October 26, 2004, Hana Biosciences, Inc. (the “Company”) entered into a License Agreement with NovaDel Pharma, Inc. (“NovaDel”). Pursuant to the terms of the License Agreement, Novadel granted to the Company a royalty-bearing exclusive right and license to develop and commercialize within the United States and Canada NovaDel’s lingual spray version of ondansetron, the most widely prescribed anti-emetic for preventing chemotherapy-induced nausea and vomiting. The technology licensed to the Company under the license agreement currently covers one United States issued patent. In connection with the development of the licensed product, NovaDel has agreed to perform or cause to be performed certain development activities on behalf and at th e expense of the Company.

In consideration for the license, the license agreement provides that (i) the Company will make royalty payments to NovaDel based on a percentage of “Net Sales” (as defined in the agreement); (ii) the Company is obligated to make various milestone payments in an aggregate amount of up to $10 million; and (iii) the Company will issue to NovaDel shares of its common stock having a value of $500,000 and the Company will purchase 400,000 shares of NovaDel’s common stock at a price of $2.50 per share. Neither party may sell each other’s shares for a 2-year period following the effective date of the license agreement.

The license agreement expires until the later of (i) the expiration date of the last to expire patent covered by the license (currently March 18, 2022) or (ii) 20 years from the effective date of the license agreement. The license agreement also provides that NovaDel may terminate the agreement upon notice prior to the expiration of its term in the event the Company becomes insolvent or defaults in its payment obligations, and either party may terminate the agreement after giving notice and an opportunity to cure in the event the other party commits a material breach.

Dr. Lindsay A. Rosenwald, M.D. owns approximately 26 percent of NovaDel's outstanding common stock. Dr. Rosenwald also owns less than 5 percent of the Company’s common stock and trusts established for the benefit of members of Dr. Rosenwald’s family beneficially collectively own approximately 25 percent of the Company’s common stock. Dr. Michael Weiser, a director of our company, is employed by Paramount BioCapital, Inc., an entity owned and controlled by Dr. Rosenwald.

The Company’s press release dated October 27, 2004 announcing the license agreement is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(c)    Exhibits.

Ex. No.	Description of Exhibit

99.1	Press release dated October 27, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hana Biosciences, Inc.

Date: November 1, 2004 :	By:	/s/ Mark J. Ahn
Mark J. Ahn, Ph.D.
President and Chief Executive Officer

Exhibit Index

99.1  Press Release dated October 27, 2004